Exhibit 99.2

DeGolyer and MacNaughton
5001 Spring Valley

Road
Suite 800 East
Dallas, Texas 75244

February 18, 2020

ConocoPhillips

925 N. Eldridge Parkway
Houston, Texas 77079

Re: SEC Process Review

Ladies and Gentlemen:

Pursuant to your

request, DeGolyer and

MacNaughton has performed a

process review of

the processes and
controls used within

ConocoPhillips in preparing

its internal estimates

of proved

reserves, as of

December 31, 2019.
This process review,

which is contemplated by Item

1202 (a)(8) of Regulation

S–K of the United States

Securities and
Exchange Commission

(SEC), has been

performed specifically

to address the

adequacy and

effectiveness of
ConocoPhillips’ internal processes

and controls relative to

its estimation

of proved reserves in compliance with
Rules 4–10(a) (1)–(32) of Regulation S–X of the SEC.

DeGolyer and

MacNaughton has

participated as

an independent

member of

the internal

ConocoPhillips
Reserves Compliance Assessment Team

in reviews and

discussions with each

of the relevant

ConocoPhillips business
units relative

to SEC

proved reserves

estimation. DeGolyer

and MacNaughton

has participated

in the

review of

all
major fields

in all

countries in

which ConocoPhillips

has proved

reserves worldwide,

which ConocoPhillips

has
indicated represents over 90 percent of its estimated total proved reserves as of December 31, 2019.

The reviews with ConocoPhillips’ technical

staff involved presentations and

discussions of a) basic reservoir
data, including seismic

data, well-log data,

pressure and production

tests, core analysis,

pressure-volume-temperature
data, and production history, b) technical methods employed

in SEC proved reserves estimation, including performance
analysis, geology,

mapping, and volumetric

estimates, c) economic analysis,

and d) commercial assessment,

including
the legal

basis for

the interest

in the

reserves, primarily

related to

lease agreements

and other

petroleum license
agreements, such as concession and production sharing agreements.

A field examination of the properties was not considered necessary for the purposes of this review of
ConocoPhillips’ processes and controls.

It is DeGolyer and MacNaughton’s

opinion that ConocoPhillips’ estimates of proved

reserves for the
properties reviewed were

prepared by the

use of recognized

geologic and engineering

methods generally accepted

by
the petroleum industry.

The method or combination of

methods used in the analysis

of each reservoir was tempered

by
ConocoPhillips’ experience with

similar reservoirs, stage

of development, quality

and completeness of basic

data, and
production history.

It is DeGolyer

and MacNaughton’s

opinion that the

general processes and

controls employed by
ConocoPhillips in

estimating its

December 31,

2019, proved

reserves for

the properties

reviewed are in

accordance
with the SEC reserves definitions.

This process

review of

ConocoPhillips’ procedures

and methods

does not

constitute a

review, study,

or
independent audit

of ConocoPhillips’ estimated

proved reserves and

corresponding future net

revenues. This

process
review is not intended

to indicate that DeGolyer

and MacNaughton is offering

any opinion as to

the reasonableness of
the reserves estimates reported by ConocoPhillips.

DeGolyer and MacNaughton

is an independent

petroleum engineering consulting

firm that has

been
providing petroleum consulting services throughout the world since 1936. Neither DeGolyer and MacNaughton nor any employee who

participated in

this project

has any

financial interest,

including stock

ownership, in

ConocoPhillips.

DeGolyer and MacNaughton’s fees were not contingent on the results of its evaluation.

Very

truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716

/s/ Charles F.

Boyette

Charles F. Boyette, P.E.
President
DeGolyer and MacNaughton